Exhibit 10.9

EMPLOYMENT AGREEMENT

BETWEEN

COMMUNICATIONS SALES & LEASING, INC. AND KENNETH GUNDERMAN

This Employment Agreement (this “Agreement”) is made, entered into, and is effective and binding as of February 12, 2015 (the “Execution Date”), by and between Communications Sales & Leasing, Inc., a Maryland corporation (“CS&L”), and Kenneth Gunderman (the “Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

1.1 “Base Salary” shall have the meaning given to such term in Section 5.1, except that where the Base Salary of the Executive has, notwithstanding the provisions of Section 5.1, been reduced, Base Salary shall mean the Base Salary without giving effect to the reduction.

1.2 “Beneficiary” shall mean the person so designated by the Executive in a written notice to CS&L prior to his death, and in the absence of a written beneficiary designation, the Executive’s Beneficiary shall be his surviving Spouse, or if he has no surviving Spouse, his estate, except (in each case) where otherwise required by law or the terms of an applicable compensation arrangement or employee benefit plan.

1.3 “Board” shall mean the Board of Directors of CS&L or a duly authorized committee of the Board, including, without limitation, the Compensation Committee of the Board.

1.4 “Cause” shall have the meaning given to such term in Section 7.3.

1.5 “Change-in-Control” shall mean, if at any time subsequent to the Spin-Off Date any of the following events shall have occurred:

(i) The consummation of an acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of voting securities of CS&L where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of CS&L entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this definition any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) below shall not be deemed to result in a Change in Control;

(ii) Individuals who, as of the date of the Spin-Off, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the Spin-Off whose election, or nomination for election by CS&L’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of more than fifty percent (50%) of the assets of CS&L and its subsidiaries, taken as a whole (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s and its subsidiaries’ assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or approval by the stockholders of CS&L of a complete liquidation or dissolution of CS&L.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7 “Corporation” shall mean Communications Sales & Leasing, Inc. and any successor to its business or assets, by operation of law or otherwise.

1.8 “Compensation Committee” shall mean the Compensation Committee of the Board or, with respect to any period during which there is no Compensation Committee of the Board, the Board.

1.9 “Confidential Information” shall have the meaning given to such term in Section 8.2.

1.10 “CS&L Group” shall mean, collectively, CS&L and all other entities that are direct or indirect subsidiaries or affiliates of CS&L from time to time, and a “member” of the CS&L Group shall mean CS&L or any of such entities. For the sake of clarity, prior to the Spin-Off Date, the CS&L Group shall include Windstream and its subsidiaries and affiliates, including CS&L, and following the Spin-Off Date, the CS&L Group shall no longer include Windstream or any affiliates of Windstream for any purpose under this Agreement.

1.11 “CS&L Parties” shall have the meaning given to such term in Section 8.5.

1.12 “Disability” shall mean the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of his usual duties as contemplated by Section 3, except for an incapacity of the Executive for a period of less than 180 consecutive calendar days or any incapacity for which the Board has not provided Executive with at least 20 business days advance written notice that it intends to seek competent medical advice as to whether or not a Disability exists. The existence of a “Disability” shall be determined by the Board in the good faith exercise of its discretion upon receipt of and in reliance on competent medical advice from one or more individuals who are qualified to give professional medical advice on the matters that are relevant to the Executive’s condition selected by the Board.

1.13 “Effective Date” shall mean the date on which Executive’s employment with CS&L commences, which CS&L and Executive agree shall occur on a mutually agreeable date on or before February 28, 2015. Notwithstanding any other provision of this Agreement to the contrary, Executive shall not earn compensation or accrue benefits of any kind prior to the Effective Date.

1.14 “Good Reason” shall mean the occurrence on or after the Effective Date and no more than 90 calendar days prior to the date that Notice of Termination is given by the Executive in accordance with Section 7.6, without the Executive’s express written consent, of any one or more of the events described in (A), (B), (C), or (D) of subsection (i) of this Section 1.14.

(i) Executive may treat any of the following occurrences as a “Good Reason” condition: (A) any action of CS&L that results in a material adverse change in the Executive’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities; (B) a material reduction by CS&L in the Executive’s compensation, as contemplated by Section 5; (C) the failure of the Board to nominate the Executive for election or re-election to the Board following the Spin-Off Date; and (D) a material breach by CS&L of any provision of this Agreement;

(ii) Notwithstanding any other provision of this Agreement to the contrary, before the Executive may resign for Good Reason, CS&L must have an opportunity within 30 days following delivery of Executive’s Notice of Termination to cure the Good Reason condition;

(iii) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any of the following occurrences constitute “Good Reason”: (A) a reduction in any component of the Executive’s compensation if coincident with the reduction in that component of the Executive’s compensation one or more other components of the Executive’s compensation is or are increased or a substitute or alternative is provided so that the Executive’s overall compensation is not materially reduced; (B) the Executive does not earn cash bonuses or benefit from equity incentives awarded to the Executive because one or more performance goals or targets (including appreciation in value related to equity awards) was or were not achieved; or (C) Executive’s suspension for any period during which the Board is making a determination whether to terminate the Executive for Cause in accordance with Section 7.3.

1.15 “Non-Interference/Assistance Period” shall mean the period commencing with the Termination Date and ending on the first anniversary of the Termination Date.

1.16 “Notice of Termination” shall have the meaning given to such term in Section 12.1.

1.17 “Ordinary Termination Benefits” shall mean (i) the Executive’s Base Salary earned but not paid through the Termination Date and (ii) Other Vested Benefits.

1.18 “Other Vested Benefits” shall mean all accrued but unpaid vacation pay as of the Termination Date and any amount payable to Executive under any incentive compensation plan implemented and approved by the Board on or after the Spin-Off Date, to the extent such incentive compensation is payable in accordance with the terms of any such plan with respect to the measuring period ending immediately prior to the measuring period during which the Termination Date occurs, but expressly excluding Base Salary or Severance Benefits.

1.19 “Protective Covenants” shall mean the Executive’s obligations under Section 8 of this Agreement.

1.20 “Section 409A” shall mean Section 409A of the Code, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

1.21 “REIT” shall mean a real estate investment trust.

1.22 “Release” shall have the meaning given to such term in Section 7.7.

1.23 “Release Deadline” shall have the meaning given to such term in Section 7.7.

1.24 “Severance Benefits” shall mean a lump sum payment, in cash, equal to two times the sum of Executive’s annual Base Salary, which amount shall be in lieu of any severance benefits to which the Executive would otherwise be entitled or eligible to receive under any severance plan, program, policy or practice or contract or agreement of the CS&L Group.

1.25 “Spin-Off” shall mean the distribution by Windstream to the holders of the outstanding shares of common stock, par value $0.0001 per share, of Windstream, on a pro rata basis, of certain of the outstanding shares of CS&L common stock, par value $0.0001 per share, such that CS&L becomes an independent, publicly traded real estate investment trust.

1.26 “Spin-Off Date” shall mean the date on which the Spin-Off occurs.

1.27 “Spouse” shall mean the person (if any) to whom the Executive is legally married at the relevant time, or if the Executive is deceased, the person (if any) to whom the Executive was legally married at the time of the Executive’s death.

1.28 “Term” shall have the meaning given to such term in Section 2.

1.29 “Termination Date” shall mean the effective date of the termination of the Executive’s employment with the CS&L Group during the Term that constitutes a “separation from service” within the meaning of Section 409A. CS&L and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in Section 7 of this Agreement constitutes a “separation from service” within the meaning of Section 409A, and the date on which such separation from service takes place shall be the “Termination Date.”

1.30 “Windstream” shall mean Windstream Holdings, Inc., a Delaware corporation.

Section 2. Term of Agreement.

(A) CS&L shall employ the Executive, and may cause any other member of the CS&L Group to employ the Executive, and the Executive shall continue his employment in accordance with the terms and conditions set forth herein, for the “Term” of this Agreement.

(B) The “Term” shall mean the period commencing on the Effective Date and ending on the earlier of: (i) the Termination Date; or (ii) December 31, 2018. To the extent not previously terminated, the Term shall be automatically renewed for successive one-year periods upon the terms and conditions set forth herein, commencing on December 31, 2018, and on each anniversary of such Term extension thereafter, unless either party gives the other party Notice of Termination at least 90 calendar days prior to the end of such initial or extended Term that the Term shall not be so extended. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

Section 3. Position and Responsibilities.

(A) During the Term, the Executive shall serve as the Chief Executive Officer and President of CS&L, with such duties and responsibilities as are commensurate with such positions, reporting directly to the Board. In addition, CS&L shall cause the Executive to serve as a member of the Board, and during the Term, the Executive shall remain on the Board, subject to Section 8.6.

(B) The Executive agrees to serve, without additional compensation, as an officer and director for each member of the CS&L Group (other than Windstream or CS&L), as determined by the Board, provided, that such service does not materially interfere with the Executive’s performance of his duties and responsibilities as a member of the Board and Chief Executive Officer and President of CS&L.

(C) Subject to the Spin-Off occurring prior to the Termination Date and effective upon the Spin-Off Date, Executive acknowledges and agrees to comply with the CS&L’s stock ownership guidelines for the Chief Executive Officer position, as the same may be adopted and amended from time to time. Executive acknowledges that it is contemplated that the stock ownership guidelines will require Executive to maintain ownership of CS&L stock equal in value to at least the Base Salary multiplied by five, to be calculated and determined in accordance with such stock ownership guidelines.

(D) Prior to and in connection with the Spin-Off, Executive agrees to execute an acknowledgement and agreement relating to any clawback policy adopted by the Board. Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation paid or payable to Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or any such clawback policy as may be so adopted, and as the same may be amended from time to time.

Section 4. Standard of Care.

During the Term, the Executive shall devote substantially his full business time, attention, and energies to the business of the CS&L Group. During the Term, it shall not be a violation of this Agreement for the Executive, to serve as a director of or officer of or otherwise participate in other businesses and civic, charitable, and educational organizations so long as that service or participation is not injurious to the CS&L Group, does not violate any provision of Section 8, and does not interfere with the performance of his duties for the CS&L Group. During the Term, the Executive shall:

(A) Devote his best efforts to the fulfillment of his employment obligations hereunder;

(B) Exercise the highest degree of care and loyalty to the CS&L Group and the highest standards of conduct in the performance of his duties;

(C) Comply with the policies, corporate governance board guidelines and code of ethics of each member of the CS&L Group; and

(D) Do nothing that intentionally harms, in any way, the business or reputation of the CS&L Group.

Section 5. Compensation.

As remuneration for all services to be rendered to the CS&L Group by the Executive during the Term and except as otherwise provided in this Agreement, CS&L shall pay or provide, or cause another member of the CS&L Group to pay or provide, to the Executive the following:

5.1 Base Salary.

During the Term, and effective on the Effective Date, the Executive shall receive a base salary (“Base Salary”) at a rate of no less than $700,000 per annum. During the Term, the Executive’s Base Salary shall be reviewed annually following the Spin-Off Date by the Board and may be increased by the Board in its sole and absolute discretion. If so increased, the Base Salary shall be increased for all purposes of this Agreement. Once so increased, the Base Salary shall not be decreased during the Term. The Executive’s Base Salary shall be paid to the Executive in installments throughout the year, consistent with the normal payroll practices of CS&L.

5.2 Annual Bonus.

For each fiscal year during the Term following the Spin-Off Date, the Executive shall be eligible to participate in an annual incentive compensation plan, to be implemented with the Board’s approval following the Spin-Off Date, under terms and conditions no less favorable than other senior executives of CS&L. For each fiscal year during the Term following the Spin-Off Date, the metrics associated with Executive’s target bonus opportunity shall be determined by the Board; provided however, (a) if the Spin-Off occurs prior to June 30 of any calendar year, then, with respect to the first fiscal year in which Executive is eligible to participate in the annual incentive compensation plan described in this Section 5.2, any bonus that Executive earns under such annual incentive compensation plan will not be prorated and (b) if the Spin-Off occurs after June 30 of any calendar year, then, with respect to the first fiscal year in which Executive is eligible to participate in the annual incentive compensation plan described in this Section 5.2, any bonus that Executive earns under such annual incentive compensation plan shall be determined by the Board in the exercise of its reasonable discretion. Executive’s target bonus opportunity under the annual incentive plan referenced in this Section 5.2 shall be equivalent to 150% of Executive’s then Base Salary, and, subject to the terms of the annual incentive compensation plan and based on the sole discretion and approval of the Compensation Committee, CS&L may increase Executive’s bonus payment under such an annual incentive compensation plan to an amount equivalent to 200% of Executive’s then Base Salary during any fiscal year during the Term following the Spin-Off Date. Nothing contained in this Section 5.2 will guarantee Executive any specific amount of bonus payment or other incentive compensation, or prevent the Board from establishing performance goals and compensation targets applicable only to the Executive.

5.3 Equity Award.

Subject to and conditioned upon the occurrence of the Spin Off and upon the approval of the Compensation Committee, on or promptly following the Spin-Off Date CS&L shall grant to Executive a time-based restricted stock award with a grant date value of $2,625,000, which award shall vest in full on the third anniversary of the Spin-Off Date, and shall otherwise be granted upon the terms, and subject to the conditions, of the award agreement evidencing the grant and approved by the Compensation Committee. Executive’s eligibility for and receipt of the award described in this Section 5.3 shall be conditioned upon Executive’s continuous employment with CS&L from the Effective Date through the Spin-Off Date. If the Termination Date occurs for any reason prior to the Spin-Off Date, Executive shall have no eligibility for, or entitlement to, any award of shares pursuant to this Agreement.

5.4 Long-Term Incentive.

(A) Subject to and conditioned upon the Spin-Off Date occurring prior to the Termination Date and the implementation and approval of a long-term incentive compensation plan by the Compensation Committee, CS&L shall grant to Executive, with respect to the first fiscal year in which the Spin-Off Date occurs, restricted stock with a grant date value of $2,625,000, comprised as follows:

(i) no more than seventy-five percent (75%) of such grant shall be comprised of performance-based restricted stock or restricted stock units (as determined by the Board) with vesting criteria to be established by the Board; and

(ii) the remaining percentage of such grant shall be comprised of time-base restricted stock or restricted stock units (as determined by the Board), which shall vest ratably over the three year period following the Spin-Off Date.

(B) Any additional long-term incentive compensation award grants to Executive shall be made when and as determined by the Compensation Committee.

(C) Executive shall not be entitled to earn any stock or stock unit awards or long-term incentive compensation of any kind prior to the Spin-Off Date. No stock or stock unit award or other long-term incentive compensation of any kind shall, pursuant to this Section 5.4 or pursuant to an incentive compensation plan contemplated by this Agreement, be granted or vest at any time after the Termination Date.

5.5 Deferred Compensation Plan.

Subject to and conditioned upon the Spin-Off occurring prior to the Termination Date, Executive shall be eligible to participate in a deferred compensation plan implemented by the Board, subject to the terms of such deferred compensation plan. Executive shall not be eligible to participate in any deferred compensation plan prior to the Spin-Off Date, and at no time shall Executive be eligible to participate in any deferred compensation plan sponsored by Windstream or any of Windstream or any of Windstream’s subsidiaries or affiliated entities.

5.6 Other Benefits.

During the Term, subject to approval by the Compensation Committee, the Executive shall be eligible to participate in all equity incentive, employee benefits and perquisite plans, programs and arrangements that are no less favorable to the Executive than the plans, programs and arrangements provided to other senior executives of CS&L from time to time.

Section 6. Expense Reimbursement.

CS&L shall pay or reimburse the Executive for ordinary and necessary employment-related expenses of the Executive on a basis that is no less favorable to the Executive than the basis on which payment or reimbursement of employment-related expenses is made from time to time to other senior executives of CS&L.

Section 7. Employment Termination.

7.1 Termination Due to Death. In the event of the death of the Executive during the Term, CS&L shall pay or provide to the Executive’s Beneficiary, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

7.2 Termination Due to Disability. In the event of the Executive’s Disability during the Term, the Board may terminate or cause to be terminated the Executive’s employment under this Agreement by Notice of Termination of the termination of Executive’s employment for Disability in accordance with this Section 7.2 given at least 10 business days prior to the effective date of such termination. A termination for Disability shall become effective upon the end of the 10-business-day notice period. Upon the Termination Date on account of Disability, CS&L shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

7.3 Termination for Cause.

(A) The Board may terminate or cause to be terminated Executive’s employment under this Agreement for “Cause” in accordance with this Section 7.3 at any time during the Term. Upon a termination for Cause under this Section 7.3 during the Term, CS&L shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

(B) “Cause” shall mean (i) the willful failure by Executive substantially to perform Executive’s duties with the CS&L Group, other than any failure resulting from Executive’s incapacity due to physical or mental illness or any actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive in accordance with Section 7.6, that continues for at least 30 calendar days after CS&L delivers to Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that Executive willfully has failed substantially to perform Executive’s duties; (ii) a conviction, guilty plea or plea of nolo contendere of Executive for any felony; (iii) gross negligence or willful misconduct by Executive that is intended to or does result in Executive’s substantial personal enrichment or a material detrimental effect on the reputation or business of any member of the CS&L Group; (iv) a material violation by Executive of the corporate governance board guidelines or code of ethics of any member of the CS&L Group; (v) a material violation by Executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the use of illegal drugs by Executive or a violation by Executive of the drug and/or alcohol policies of any member of the CS&L Group; or (vii) a material breach by Executive of any Protective Covenants during the Term. For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the CS&L Group. Whether an act or failure to act by Executive constitutes “Cause” shall be determined subject to the following requirements:

(i) Notice of Termination shall be provided to the Executive not less than 10 business days prior to the effective date of the termination setting forth the intention of the Board to consider terminating Executive for Cause, including a statement of the intended effective date of termination and a description of the specific facts believed to constitute Cause;

(ii) None of the acts or omissions of Executive that the Board believes to constitute Cause shall have occurred more than 365 calendar days before the earliest date on which any member of the Board who is not a party to the act or omission knew or should have known of such act or omission;

(iii) Executive shall be offered an opportunity to respond to the statement required by clause (i) above by appearing in person, together with Executive’s legal counsel, before the Board prior to the Termination Date;

(iv) By the affirmative vote of at least 75 percent of the non-employee members of the Board present at the Board meeting at which the determination is made, the Board shall determine that the specified facts constituted Cause and that the Executive’s employment should accordingly be terminated for Cause; and

(v) CS&L shall provide Executive a copy of the Board’s written determination setting forth with specificity the basis of the termination for Cause and stating the effective date of termination.

Any purported termination for Cause that does not satisfy each substantive and procedural requirement of this Section 7.3(B) shall be treated for all purposes under this Agreement as a termination of Executive’s employment under Section 7.6.

(C) By sole determination of the Board, CS&L (and any other member of the CS&L Group then employing the Executive) may, upon written notice to the Executive, suspend the Executive from his duties for a period of up to 30 calendar days with full pay and benefits hereunder during the period of time during which the Board is making a determination under Section 7.3(B) whether to terminate Executive’s employment for Cause.

7.4 Voluntary Termination by the Executive Other Than for Good Reason.

(A) The Executive may terminate his employment under this Agreement other than for Good Reason in accordance with this Section 7.4 at any time during the Term by giving the Board at least 30 calendar days’ prior Notice of Termination in accordance with this Section 7.4. The termination automatically shall become effective upon the expiration of the notice period. The Executive’s right to terminate his employment under this Section 7.4 shall not be affected by the Executive’s disability or incapacity.

(B) Upon a termination other than for Good Reason under this Section 7.4 during the Term, CS&L shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

7.5 Termination Following a Post-Spin-Off Change in Control.

(A) Subject to the conditions set forth in subparagraphs of this Section 7.5, if a Payment Trigger occurs, during the Term and after the Spin-Off Date, CS&L, including for purposes of this Section 7.5 any successor to CS&L’s business or assets by operation of law or otherwise, shall pay to Executive the following amounts in cash as follows:

(i) Executive’s then Base Salary through the Payment Trigger to the extent not theretofore paid, to be paid in a lump sum within 30 days following the Payment Trigger;

(ii) the amount of any incentive compensation that has been allocated or awarded to Executive pursuant to an incentive compensation plan contemplated under Section 5.2 or Section 5.4 of this Agreement for a completed fiscal year or other completed measuring period preceding the occurrence of the Termination Date under any such incentive compensation plan but has not yet been paid to Executive, and such amount shall be paid in a lump sum within (x) the 30-day period commencing on the 60th day following the Payment Trigger, or (y) any earlier date as required by the applicable incentive compensation plan or plans, respectively;

(iii) the product of (x) the target bonus opportunity in effect immediately prior to the Payment Trigger under the terms of any incentive compensation plan that the Board has implemented as contemplated in Section 5.2 of this Agreement and (y) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Termination Date, and the denominator of which is 365, reduced by the amount, if any, paid or payable to Executive under the terms of any such incentive compensation plan or plans, respectively, that the Board has implemented as contemplated in Section 5.2 of this Agreement with respect to the fiscal year during which the Payment Trigger occurs, and such amount shall be paid in a lump sum within (I) the 30-day period commencing on the 60th day following the Payment Trigger, or (II) any earlier date as required by the applicable incentive compensation plan or plans, respectively;

(iv) any accrued vacation pay to the extent not theretofore paid, and such amount shall be paid in a lump sum within 30 days following the Payment Trigger;

(v) a lump sum in cash within the 30 day period commencing on the 60th day following the Payment Trigger an amount equal to the product of: (i) TWO multiplied by, (ii) the sum of: (x) the higher of Executive’s annual Base Salary in effect immediately prior to the occurrence of the Change in Control or Executive’s annual base salary in effect immediately prior to the Payment Trigger, plus (y) the higher of Executive’s Annual Incentive Target in effect immediately prior to the occurrence of the Change in Control or Executive’s Annual Incentive Target in effect immediately prior to the Payment Trigger;

(vi) a lump sum in cash within the 30 day period commencing on the 60th day following the Date of Termination an amount equal to the product of (i) Executive’s monthly premium for health and dental insurance continuation coverage for the Executive and Executive’s family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on the monthly premium rate for such coverage in effect on the Date of Termination, multiplied by (ii) TWENTY-FOUR (24) months; and

(viii) to the extent not theretofore paid or provided, CS&L shall pay to Executive all vested benefits or other amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the CS&L Group at or subsequent to the Payment Trigger in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(B) For purposes of this Agreement, the term “Payment Trigger” shall mean the occurrence of a Change in Control after the Spin-Off and during the Term of this Agreement coincident with or followed at any time before the end of the second anniversary of the Change in Control by the termination of the Executive’s employment with CS&L, including for purposes of this Section 7.5 any successor to CS&L’s business or assets by operation of law or otherwise, in a manner that constitutes a “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended from time to time, for any reason other than (i) by the Executive without Good Reason, (ii) by CS&L, including for purposes of this Section 7.5 any successor to CS&L’s business or assets by operation of law or otherwise, as a result of Executive’s Disability or with Cause or, (iii) as a result of Executive’s death.

(C) Notwithstanding any other provision of this Agreement to the contrary, no amount or benefit shall be payable under Section 7.5 of this Agreement unless there shall have occurred a Payment Trigger after the Spin-Off and during the Term. In no event shall payments in accordance with Section 7.5 of this Agreement be made in respect of more than one Payment Trigger. Furthermore, notwithstanding the foregoing, if Executive receives the payments and benefits in accordance with paragraphs (A)(iii), (v), (vi), (vii), and (vii) of this Section 7.5, Executive shall not be entitled to any severance pay or benefits under any severance plan, program, or policy of the CS&L Group or under Section 7.6 of this Agreement, unless otherwise specifically provided therein in a specific reference to this Agreement.

(D) Notwithstanding any other provision of this Agreement to the contrary, no purported termination of Executive’s employment that is not effected in accordance with a Notice of Termination satisfying Section 12.1 shall satisfy the conditions precedent to any entitlement to payment under Section 7.5 of this Agreement. Executive’s right, following the occurrence of a Change in Control, to terminate his employment under this Agreement for Good Reason shall not be affected by the Executive’s Disability or incapacity.

(E) No payment of any kind shall be owed or paid to Executive pursuant to Section 7.5 of this Agreement unless Executive (i) complies with the Release Condition, including for purposes of this Section 7.5 any successor to CS&L’s business or assets by operation of law or otherwise and (ii) delivers such executed general release to CS&L within 60 days following the Payment Trigger. CS&L, including for purposes of this Section 7.5 any successor to CS&L’s business or assets by operation of law or otherwise, shall present such general release to Executive as an offer within 10 days following the Payment Trigger, and which offer shall be binding on Executive and CS&L, including for purposes of this Section 7.5 any successor to CS&L’s business or assets by operation of law or otherwise, upon Executive’s acceptance and non-revocation of the general release. Notwithstanding the foregoing, if the 60-day period following Payment Trigger spans two calendar years, in no event will any payments or benefits that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, be paid prior to the first day of such second calendar year.

(F) In the event that it shall be determined by the Accounting Firm that any Payment to the Executive would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to the Executive to the Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Benefit if the Executive’s Payments were reduced to the Reduced Amount. If, instead, the Accounting Firm determines that the Executive would have a greater Net After-Tax Benefit if the Executive’s Payments were not reduced to the Reduced Amount, the Executive shall receive all Payments to which the Executive is entitled under this Agreement.

(G) If the Accounting Firm determines that the aggregate Payments otherwise payable to Executive should be reduced to the Reduced Amount pursuant to this Section 7.5, CS&L shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7.5 shall be binding upon CS&L and Executive and shall be made within thirty (30) business days after a termination of the Executive’s employment or such earlier date as requested by CS&L. The reduction of Executive’s Payments to the Reduced Amount, if applicable, shall be made by reducing the Payments under the following sections of this Agreement (and no other Payments) in the following order: (i) Section 7.5(A)(v), (ii) Section 7.5(A)(iii), (iii) Section 7.5(A)(vi), and (iv) 7.5(A)(vii). All fees and expenses of the Accounting Firm pursuant to this Section 7.5 shall be borne solely by CS&L.

(H) The following terms shall have the following meanings for purposes of this Section 7.5.

(i) “Accounting Firm” shall mean an independent, nationally recognized accounting firm designated by CS&L prior to a Change in Control; provided that if the Accounting Firm is not willing or able to value the restrictive covenants in Section 8, then the restrictive covenants shall be valued by an independent third-party valuation specialist selected by CS&L prior to a Change in Control.

(ii) “Annual Incentive Target” shall mean with respect to any measuring period, the amount of cash compensation that would be payable to the Executive under CS&L’s annual incentive compensation plan (as the same is established pursuant to Section 5.2 hereof) for such measuring period, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of such plan as the “target” level of performance has been achieved. Where no level of performance has been specifically identified as the “target” level, the “target” level shall be (i) the only level if one level is identified, (ii) the higher of two levels if two levels are identified, and (iii) the highest level if three or more levels are identified. Where the amount of compensation depends on the achievement of multiple performance goals, the achievement of each target level of performance with respect to each goal shall be assumed.

(iii) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iv) “Net After-Tax Benefit” shall mean the aggregate Value of all Payments to Executive, net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm after taking into account any value attributable to the restrictive covenants in Section 8 that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(v) “Payment” shall mean any payment or distribution by CS&L in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive that is contingent on a Payment Trigger, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise.

(vi) “Reduced Amount” shall mean the greatest amount of Payments that can be paid to Executive that would not result in the imposition of the Excise Tax upon Executive if the Accounting Firm determines to reduce Payments to Executive pursuant to this Section 7.5, determined after taking into account any value attributable to the restrictive covenants in Section 8 that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(vii) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

7.6 Termination by CS&L Other Than for Cause or by Executive for Good Reason.

(A) The Board may, in the exercise of its sole and absolute discretion, terminate or cause to be terminated Executive’s employment under this Agreement other than for Cause in accordance with this Section 7.6 at any time during the Term by Notice of Termination to Executive specifying the effective date of termination, which effective date shall not be earlier than the date on which the Notice of Termination under this Section 7.6 is given to Executive. Executive may terminate his employment under this Agreement for Good Reason in accordance with this Section 7.6 at any time during the Term by giving CS&L 30 calendar days’ Notice of Termination in accordance with this Section 7.6, which must set forth in reasonable detail the facts and circumstances that are claimed to provide a basis for the Good Reason termination. The termination automatically shall become effective upon the expiration of the applicable cure period. Executive’s right to terminate his employment for Good Reason under this Section 7.6 shall not be affected by the Executive’s Disability or incapacity. Executive’s continued employment under this Agreement shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

(B) Subject to and conditioned upon the Spin-Off Date occurring prior to the Termination Date and subject to the satisfaction of the Release Condition, upon a termination by CS&L other than for Cause or by the Executive for Good Reason under this Section 7.6 during the Term, CS&L shall pay or provide or cause another member of the CS&L Group to pay or provide to the Executive in full satisfaction of all amounts due (i) the Ordinary Termination Benefits in a single lump sum within 10 business days after the Termination Date, and (ii) the

Severance Benefits in a single lump sum within 10 business days after the Release Deadline set forth in Section 7.7. Notwithstanding any other provision of this Agreement to the contrary, a payment made to Executive under Section 7.6 shall be in lieu of any eligibility for Executive to receive any payment under Section 7.5 and vice versa. For the sake of clarity, under no circumstances shall Executive be entitled to receive a combination of payments under Sections 7.5 and 7.6.

7.7 Release. Notwithstanding anything contained in this Agreement to the contrary, no Severance Benefits shall be payable to Executive pursuant to this Agreement unless Executive timely executes and does not timely revoke a Release within 60 days following the Termination Date (the “Release Condition”). Notwithstanding the foregoing, if the 60-day period following Termination Date spans two calendar years, in no event will any payments or benefits that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, be paid prior to the first day of such second calendar year.

7.8 Non-Exclusivity of Rights.

Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the CS&L Group at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Ordinary Termination Benefits shall be paid in a single cash lump sum within 10 business days after the Termination Date.

Section 8. Protective Covenants by Executive.

8.1 Return of Property.

Within five calendar days after the Termination Date, Executive shall deliver to CS&L all of the CS&L Group’s and Windstream’s property in his possession, custody or control, including, without limitation, all keys and credit cards, all computers and fax machines, and all files, documents, data and information in any medium relating in any way to the CS&L Group or its employees, suppliers, customers or business. Furthermore, to the extent Executive has any of Windstream’s property in his possession, custody or control as of the Spin-Off Date, Executive shall immediately thereafter return such property to Windstream.

8.2 Non-Disclosure.

Executive acknowledges that in the course of his employment with and work for the CS&L Group he has had and will have access to confidential information and trade secrets proprietary to the CS&L Group, including, without limitation, (i) information relating to the CS&L Group’s products, suppliers, and customers, the sources, nature, processes, costs and prices of the CS&L Group’s products, the names, addresses, contact persons, purchasing and sales histories, and preferences of the CS&L Group’s suppliers and customers, the CS&L Group’s business plans and strategies, and the names and addresses of, amounts of compensation paid to, and the trading and sales performance of the CS&L Group’s employees and agents and (ii) information relating to Windstream’s products, suppliers, and customers, the sources, nature, processes, costs and prices of Windstream’s products, the names, addresses, contact persons, purchasing and sales histories, and preferences of Windstream’s suppliers and customers, Windstream’s business plans and strategies, and the names and addresses of, amounts of compensation paid to, and the trading and sales performance of the CS&L Group’s employees and agents, which information Executive acknowledges he may receive during the Term prior to the Spin-Off Date (hereinafter information described in Section 8.2(i)-(ii) are referred to as the “Confidential Information”). Executive further acknowledges that the Confidential Information is proprietary to the CS&L Group (as it relates to information described in Section 8.2(i)) or to Windstream (as it relates to information described in Section 8.2(ii)), that the unauthorized disclosure of any of the Confidential Information to any person or entity will result in immediate and irreparable competitive injury to the CS&L Group and/or Windstream, and that such injury cannot adequately be remedied by an award of monetary damages. Accordingly, Executive shall not at any time disclose any of CS&L’s Confidential Information to any person or entity who is not properly authorized by the CS&L Group to receive the information without the prior written consent of the Chairman of the Board of CS&L (which consent may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event the Executive will give the Chairman of the Board of CS&L prompt written notice of such subpoena or other legal process in order to permit CS&L to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chairman of the Board of CS&L (which consent may be withheld for any reason or no reason).

8.3 Non-Competition.

Executive shall not during his employment with the CS&L Group and thereafter until the expiration of the Non-Interference/Assistance Period, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, anywhere in the United States, engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the ownership, formation or operation of any REIT or other business entity or enterprise whose business activities involve acquiring, owning, leasing and/or operating (i) telecommunications infrastructure assets, (ii) other types or classes of assets which are owned, leased or operated by the CS&L Group after the Spin-Off and during Executive’s employment with the CS&L Group and/or (iii) other types or classes of assets which the CS&L Group has, during Executive’s employment with the CS&L Group, actively pursued acquiring, owning, leasing or operating, or internally investigated and intends to commence the active pursuit of acquiring, owning, leasing or operating. Nothing in this Section 8.3 shall prohibit Executive from being: (x) a shareholder in a mutual fund or a diversified investment company or (y) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity. Notwithstanding any provision of this Agreement to the contrary, if the Spin-Off Date does not occur prior to the Termination Date, the covenants set forth in this Section 8.3 shall have no effect.

8.4 Non-Interference.

Executive shall not during his employment with the CS&L Group and thereafter until the expiration of the Non-Interference/Assistance Period employ, or assist any person or entity in employing, any employee of any member of the CS&L Group. Executive shall not during his employment with the CS&L Group and thereafter until the expiration of the Non-Interference/Assistance Period solicit, or assist any person or entity to solicit, any employee of any member of the CS&L Group to leave the CS&L Group’s employment or to become employed by any entity that is not a member of the CS&L Group.

8.5 Harmful Statements.

Executive shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of CS&L, any member of the CS&L Group, or any of their parents, subsidiaries, affiliates, or their respective officers, directors, employees, shareholders, trustees, administrators, or employee benefit plans, or the representatives, employees, agents, predecessors, successors, heirs, or assigns of any of the foregoing (hereinafter “CS&L Parties”), or their business or operations, or that place any of the CS&L Parties in a bad light, other than any such statement or information that is made or disseminated by Executive in a good faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by Executive of any right Executive has related to his employment with the CS&L Group. The CS&L Group shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of Executive or his service to the CS&L Group or their predecessors, or that place Executive in a bad light, other than any such statement or information that is made or disseminated by the CS&L Group in a good faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by the CS&L Group of this Agreement or the Release. CS&L’s obligations under this Section 8.5 shall not extend to individuals employed in a non-executive level position with the CS&L Group.

8.6 Resignations.

Notwithstanding any other provision of this Agreement, upon termination of Executive’s employment with the CS&L Group, and unless otherwise requested by the Board, Executive shall immediately resign as of the Termination Date from all positions that he holds or has ever held with CS&L and the CS&L Group (and with any other entities with respect to which CS&L has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the CS&L Group. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by CS&L, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

8.7 Challenge to Validity.

Executive shall not at any time commence any action, suit, arbitration or proceeding challenging the validity or enforceability of any provision of this Agreement, or adjudicate the limits or scope of any of its provisions, and Executive shall not assert, in any action, suit, arbitration or proceeding against Executive by any CS&L Group member for a breach by Executive of any of the covenants in this Section 8 that any provision of the covenants is invalid or unenforceable in any respect or to any extent, irrespective of the outcome of any such action, suit or proceeding.

8.8 Assistance to CS&L.

During the Non-Interference/Assistance Period, Executive shall provide such information and assistance as CS&L reasonably requests to assist any CS&L Group member in the mediation, arbitration, or litigation of any, claim, action, suit or proceeding maintained against any CS&L Group member arising from events occurring during Executive’s employment with the CS&L Group, provided that CS&L shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in complying with this Section 8.8.

8.9 Revision.

If a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

Section 9. Successors; Binding Agreement; Assignment.

9.1 As to CS&L.

This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by CS&L and its successors. For purposes of this Section 9.1, the term “successor” shall mean any successor to the business or assets of CS&L by operation of law or otherwise, including, without limitation, any person, corporation, partnership, or entity that, directly or indirectly, whether by purchase, merger, consolidation, or otherwise, acquires all or substantially all of the business or assets of CS&L (and each successor to a successor to CS&L). Any such successor shall be deemed to be CS&L for all purposes of this Agreement. In addition to any obligations imposed by law upon any successor, CS&L shall require any successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that CS&L would be required to perform it if no succession had taken place. A failure of CS&L to obtain the assumption of and agreement to perform this Agreement prior to the effectiveness of any succession shall be a material breach of this Agreement by CS&L. The provisions of this Section 9.1 shall apply to each successor to any successor of CS&L. Notwithstanding the foregoing provisions of this Section 9.1, CS&L and any other predecessor to a successor shall remain, with each successor, jointly and severally liable for all obligations of CS&L hereunder. Except as provided in this Section 9.1, this Agreement shall not be assigned by CS&L, and any purported assignment of this Agreement by CS&L (except as provided in this Section 9.1) shall be void.

9.2 As to Executive.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, and administrators. If Executive should die while any amounts payable to Executive hereunder remain outstanding, unless otherwise provided herein, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s Beneficiary, determined in accordance with Section 7.1. This Agreement shall not be assigned by Executive, and any purported assignment of this Agreement by Executive shall be void.

Section 10. Dispute Resolution and Notices.

10.1 Dispute Resolution.

(A) Any dispute or controversy arising out of or in connection with this Agreement shall be settled by binding arbitration. The arbitration proceeding shall be conducted before a panel of three arbitrators sitting (i) if the Executive is employed by an CS&L Group member at the time of the initiation of the arbitration, in the municipality in which the Executive’s principal place of employment is located at the time, and (ii) if the Executive’s employment with the CS&L Group has terminated prior to the time of initiation of the arbitration, at a location which is within 50 miles of the location of the Executive’s principal place of employment at the time of his termination of employment. The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect. Judgment maybe entered on any arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the CS&L Group shall not be required to seek or participate in arbitration regarding any breach or threatened breach by the Executive of his Protective Covenants, but may pursue its remedies for such breach in a court of competent jurisdiction in a federal district court or state court located in Pulaski County, Arkansas.

(B) Except as otherwise provided in this Section 10.1(B), and to the fullest extent permitted by applicable law, all expenses of any arbitration under Section 10.1(A) incurred by the Executive at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 10th anniversary of the date of the Effective Date, including, without limitation, the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or proceeding, and any prejudgment interest, calculated at the rate provided by law, shall be paid by CS&L as incurred (within 10 days following CS&L’s receipt of an invoice from the Executive), whether or not the Executive prevails in such arbitration; provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that CS&L is obligated to pay in any given calendar year pursuant to this Section 10.1(B) shall not affect the legal fees and expenses that CS&L is obligated to pay in any other calendar year, and the Executive’s right to have CS&L pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. If the Executive does not prevail (after exhaustion of all available arbitral remedies), and the arbitration panel affirmatively finds that the Executive instituted the proceeding in bad faith or that the Executive’s claims were frivolous, no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay CS&L for any amounts previously paid by CS&L pursuant to this Section 10.1(B). With respect to any dispute regarding the provisions of Section 8, if the Executive does not prevail (after exhaustion of all available arbitral remedies), no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay CS&L for any amounts previously paid by CS&L to the Executive hereunder pursuant to this Section 10.1(B) in respect of such dispute. No fees or expenses of the Executive shall be paid by CS&L with respect to any dispute or controversy as to the validity or enforceability of this Agreement, or any provision hereof, or in connection with the litigation of any issue arising under this Agreement in a court of law other than fees and expenses incurred by the Executive in enforcing an arbitration award entered in favor of the Executive in accordance with this Section 10.1(B).

10.2 Notices.

Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Board, the Compensation Committee, and CS&L:

Communications Sales & Leasing, Inc.

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Attention: Chairman; and General Counsel

To Executive: At Executive’s most recent address in the records of CS&L.

Section 11. Survival of Obligations and Remedies.

11.1 Survival of Obligations.

Upon the expiration of the Term of this Agreement in accordance with Section 2, no provision of this Agreement shall have any further force or effect and all obligations of CS&L and the Executive hereunder shall immediately terminate, except as follows:

(A) CS&L shall be required to pay or provide to Executive, or the Beneficiary in the case of the death of the Executive, any benefits to which Executive became entitled under Section 7, by reason of a qualifying Termination Date (occurring during the Term), in accordance with the terms thereof, including benefits to be paid or provided within a specified number of calendar days following the Termination Date, which remain unpaid or unprovided following the expiration or the Term;

(B) The provisions of Section 8 shall remain in full force and effect for the applicable periods of time specified in Section 8 with respect to the provisions thereof;

(C) The provisions of Section 9 shall remain in full force and effect so long as any rights or obligations of either party continue to exist under the Agreement; and

(D) The provisions of Sections 10, 11.2, and 12 shall remain in full force and effect with respect to rights and obligations existing on the Termination Date or that may arise thereafter in accordance with the foregoing clauses of this Section 11.1.

11.2 Remedies; Protective Covenants.

(A) Executive’s sole and exclusive remedy with respect to any and all claims arising under this Agreement, for termination of Executive’s employment with the CS&L Group during the Term, and for breach hereof by CS&L shall be the right to receive the benefits provided for under Section 7, and such expenses as are provided for under Section 10.1, in each case, to which Executive is otherwise entitled pursuant to the terms and conditions hereof. Without limiting the foregoing, Executive’s sole and exclusive remedy for the failure of CS&L or the CS&L Group to provide compensation or expense reimbursement to Executive in an amount or form not in conformity with any one or more of the provisions of Section 5 or Section 6 is to seek recovery against CS&L pursuant to Section 10 for only such benefits, if any, that are expressly provided for consequent upon Executive’s termination of employment pursuant to the applicable provisions of Section 7. Executive’s employment with the CS&L Group is “at will” and may be terminated by the Board for any reason in its sole and absolute discretion in accordance with any applicable provision of Section 7 and the payment or provision of such benefits as may be required under this Agreement.

(B) Executive acknowledges and agrees that each and every covenant contained in Section 8 (the “Protective Covenants”) is reasonable in period, scope and geographical area and is necessary to protect the CS&L Group’s legitimate business interests and Confidential Information and that his compliance with each of the Protective Covenants is necessary to protect the CS&L Group from unfair injury. Executive agrees that he will notify CS&L Group in writing if he has, or reasonably should have, any questions regarding the applicability of the Protective Covenants. Executive further acknowledges and agrees that a breach of any of the Protective Covenants will result in irreparable and continuing harm and damage to the CS&L Group for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any of the Protective Covenants, each and every member of the CS&L Group shall be entitled to injunctive relief and to such other relief (whether at law or in equity) as a court of competent jurisdiction deems proper in the circumstances, in addition to any other remedy or relief to which any of them may be entitled. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the CS&L Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Notwithstanding any other provision of this Agreement, the obligations of each member of the CS&L Group under this Agreement are conditioned upon compliance by Executive with each of the Protective Covenants, and failure by Executive to comply with any of the Protective Covenants shall entitle each CS&L Group member to forfeit, terminate payment of, and, to the extent paid, recover immediately from Executive any Severance Benefits, benefits, amounts, expenses, or costs that may have been paid or would otherwise be owing to or vested in Executive, under Section 7 of this Agreement. Executive acknowledges that any forfeiture resulting under the provisions of this Agreement is reasonably related and proportional to the harm that the CS&L Group would sustain if he were to violate any of the Protective Covenants. Executive acknowledges that the Protective Covenants are a principal inducement for the willingness of CS&L to enter into this Agreement and make the payments and provide the benefits to Executive under this Agreement and that CS&L and Executive intend the Protective Covenants to be binding upon and enforceable against Executive in accordance with their terms, notwithstanding any common or statutory law to the contrary. Executive agrees that the obligations of CS&L under this Agreement (specifically including, but not limited to, the obligation to provide the Severance Benefits as provided herein) constitute sufficient consideration for the Protective Covenants.

Section 12. Miscellaneous.

12.1 Termination Procedures.

Any intended termination of Executive’s employment by either party shall be communicated by written Notice of Termination from the party initiating such termination to the other party hereto in accordance with Section 10.2. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Notices under Sections 7.3 and 7.6 shall include the information required thereunder.

12.2 CS&L Representations.

CS&L hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by CS&L of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of CS&L. This Agreement is a legal, valid and legally binding obligation of CS&L enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by CS&L of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of CS&L, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of CS&L under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of CS&L or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which CS&L is a party or by which CS&L or any of its properties or assets may be bound or affected.

12.3 No Duplication.

In no event shall payments in accordance with this Agreement be made in respect of more than one of Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6.

12.4 No Offsets or Mitigation.

Except as otherwise provided in Section 11.2(B), CS&L’s obligation to make the payments provided for in Sections 7 or 10.1(B) of this Agreement and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the CS&L Group may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.5 Entire Agreement.

This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.6 Modification.

Except as otherwise provided in Section 12.8, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, or any provision of this Agreement waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives and in the case of CS&L by an officer specifically designated by the Board. No waiver by a party to this Agreement at any time of any breach by any party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.7 Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. In the event that any provision of this Agreement is held unenforceable, such provision shall be reformed so as to be enforced to the maximum extent possible, and if it is determined that it is not possible to reform any such provision of this Agreement, such provision shall be severed from this Agreement and the remainder of this Agreement shall be enforced to the full extent permitted by law.

12.8 Compliance with Section 409A.

(A) It is intended that the payments and benefits provided under Section 7 of this Agreement shall be exempt from the application of the requirements of Section 409A. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the CS&L Group shall not take any action that would be inconsistent with such intent. Specifically, any Severance Benefits payable pursuant to Section 7 above, to the extent they are required to be paid, and are actually or constructively received, during the period from the

Termination Date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 409A and thus exempt from application of Section 409A by reason of the “short-term deferral” rule. To the extent payments are required to be paid commencing after that date, they are intended to constitute separate payments that are exempt from the application of Section 409A by reason of the exceptions under Sections 1.409A-1(b)(9)(iii) or 1.409A-1(b)(9)(v) of the Treasury Regulations, as applicable, to the maximum extent permitted by those provisions. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive.

(B) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee,” as determined under CS&L’s policy for determining specified employees on the Termination Date, all reimbursements or payments provided under Section 10.1(B), and any other payments or benefits provided hereunder that for any reason constitute a “deferral of compensation” within the meaning of Section 409A, that are provided upon a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Termination Date, shall instead be accumulated through and paid or provided (without interest) on the first business day following the six month anniversary of such Termination Date. Notwithstanding the foregoing, payments delayed pursuant to this Section 12.8(B) shall commence within 10 calendar days following Executive’s death prior to the end of the six-month period.

(C) Although CS&L shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the CS&L Group nor is respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive (or any other individual claiming a benefit through the Executive) as a result of this Agreement.

12.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.10 Withholding.

Any member of the CS&L Group may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes or payments as may be required pursuant to any law or governmental regulation or ruling or as may be expressly authorized by Executive to be withheld, deducted or reduced from those amounts.

12.11 Third Party Beneficiaries.

This Agreement is entered into for the benefit only of (i) Executive, (ii) Executive’s Beneficiary, and (iii) CS&L and the other members of the CS&L Group, and their successors, and no other parties shall have any rights hereunder, except as otherwise provided in Section 9.

12.12 Governing Law.

To the extent not preempted by federal law, the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arkansas (without giving effect to any conflicts of law principles of the State of Arkansas that would require the application of the laws of another jurisdiction).

(Signatures are on the following page)

IN WITNESS WHEREOF, CS&L and the Executive have executed this Agreement as of the date first above written.

COMMUNICATIONS SALES & LEASING, INC.

By:	/s/ Francis X. Frantz
Francis X. Frantz, Chairman

EXECUTIVE

/s/ Kenneth Gunderman
Kenneth Gunderman

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between Kenneth Gunderman (“Executive”) and Communications Sales & Leasing, Inc. (“CS&L”) (collectively, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement dated February 12, 2015 (the “Agreement”);

WHEREAS, Executive is required to sign this Waiver and Release in order to receive certain payments contemplated under Section 7 of the Agreement (the “Separation Payment Benefits”) following his resignation; and

WHEREAS, CS&L has agreed to sign this Waiver and Release.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.

In consideration of the Separation Payment Benefits which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled but for the Waiver and Release (except as otherwise provided in the Agreement), Executive, on behalf of himself, his heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) CS&L, (ii) any companies controlled by, controlling or under common control with CS&L, and any predecessors, successors or assigns to the foregoing (together with CS&L, the (“CS&L Group”), (iii) the CS&L Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), (iv) Windstream Holding, Inc., including without limitation its subsidiaries and affiliated entities (“Windstream”), and (v) any of the CS&L Group’s and/or Windstream’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (collectively (i) – (v) the “Released Parties”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had whether or not based on or arising out of Executive’s employment relationship with the CS&L Group or the cessation of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release. Executive acknowledges and understands that in the event Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), or a similar state, local or federal agency, the Occupational Safety and Health Administration (“OSHA”), the Secretary of

Labor, or other similar governmental agency or authority, Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Released Parties as a result of such charge or complaint. Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:

a.	Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with Executive’s hiring by the CS&L Group, employment with the CS&L Group or the cessation of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Released Parties, including, but not limited to, those with the EEOC, or any analogous state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Release Parties; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Released Parties; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Released Parties; (x) any claim on account of, arising out of or in any way connected with any employment or change-in-control agreement between Executive and the Released Parties, including but not limited to stock options, restricted shares, performance-based restricted stock units, bonuses, incentive payments, commissions, and/or continued salary payments; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress; (h) promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy; (q) whistleblower claims; (r) negligence, negligent hiring, retention or supervision; and (s) constructive discharge; and

b.	Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e), et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101, et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; and any other state or local law; and

c.	Those arising out of the Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.	Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.

3.	The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing the release of claims. Accordingly, Executive hereby acknowledges that:

a.	Executive was advised of his right to consult with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so. Executive represents that Executive has read and fully understands all of the provisions of this Waiver and Release. Executive represents that Executive is voluntarily signing this Waiver and Release.

b.	Executive has been offered at least twenty-one (21) days in which to review and consider this Waiver and Release.

c.	Executive waives any right to assert any claim or demand for reemployment with the Released Parties.

4.	Executive has a period of seven (7) calendar days following the execution of this Waiver and Release during which Executive may revoke this Waiver and Release by delivering written notice to CS&L at the following address:

Attention: Chairman or General Counsel

Communications Sales & Leasing, Inc.

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Executive understands that if he revokes this Waiver and Release, it will be null and void in its entirety, and Executive shall not be entitled to any Separation Payment Benefits. This Waiver and Release is effective on the 8th day following the end of the revocation period described in this Paragraph 4, provided Executive has signed and not revoked this Waiver and Release (the “Effective Date”).

5.	Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which he was entitled immediately prior to the Effective Date of this Waiver and Release with regard to his service as an officer or director of any member of the CS&L Group; (ii) Executive’s rights under the Indemnification Agreement with CS&L dated as of February 12, 2015; (iii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the CS&L Group or under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iv) Executive’s and CS&L’s rights and obligations under Sections 7 and 8 of the Agreement, which are intended to survive cessation of employment.

6.	In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that the Released Parties shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Released Parties have an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Released Parties shall be entitled to an award of all costs and attorneys’ fees incurred by the Released Parties in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Released Parties ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Released Parties subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse CS&L for the value of all Separation Payment Benefits received to the fullest extent permitted by law.

7.

The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the CS&L Group and Executive have expressly denied any such liability or wrongdoing.

Executive agrees that he is not eligible for re-employment by CS&L Group under any circumstances, and in any event Executive agrees he shall not apply for reemployment with the CS&L Group.

8.	Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

9.	The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

10.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Arkansas, without regard to any applicable state’s choice of law provisions.

11.	Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the CS&L Group or by any of the Released Parties with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

12.	This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE, THIS

WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

KENNETH GUNDERMAN [DO NOT SIGN UNTIL AFTER SEPARATION DATE]	COMMUNICATIONS SALES & LEASING, INC.

Signed:	Signed:
Print Name:	Title:
Date:	Date: